Exhibit 99.1
For Immediate Release
Red Lion Hotels Corporation Reports Fourth Quarter and
Year-End Results
Renovations Drive Continued Growth in RevPAR and EBITDA
SPOKANE, WA, February 15, 2007 – Red Lion Hotels Corporation (NYSE:RLH) announced today results for the fourth quarter and year ended December 31, 2006.
Key Fourth Quarter Operating Results
•	RevPAR (revenue per available room) increased 7.4% to $41.16 at system-wide hotels

•	ADR (average daily rate) increased 8.7% to $79.90 at system-wide hotels

•	Occupancy declined 0.7 percentage points to 51.5% at system-wide hotels

•	RevPAR from continuing hotel operations increased 8.1%

•	Total revenues from continuing operations increased 5.7% to $39.5 million

•	Hotel segment direct operating margin improved 70 basis points

•	Net loss from continuing operations improved to $1.4 million, excluding a gain on early extinguishment of debt

•	EPS from continuing operations was $(0.07) per fully diluted share, excluding a gain on early extinguishment of debt

•	EBITDA from continuing operations increased 6.9% to $3.8 million, excluding a gain on early extinguishment of debt

•	Including the gain on early extinguishment of debt, reported net loss from continuing operations was $1.1 million, reported EPS from continuing operations was $(0.06) per fully diluted share and reported EBITDA from continuing operations was $4.3 million
Key Full Year 2006 Operating Results
•	RevPAR increased 7.9% to $48.54 at system-wide hotels

•	ADR increased 9.2% to $81.33 at system-wide hotels

•	Occupancy declined 0.7 percentage points to 59.7% at system-wide hotels

•	RevPAR from continuing hotel operations increased 7.2%

•	Total revenues from continuing operations increased 4.5% to $170.4 million

•	Hotel segment direct operating margin improved 190 basis points

•	Net income from continuing operations was $2.9 million, excluding an expense for early extinguishment of debt, up $3.9 million from a net loss of $1.0 million in 2005

•	EPS from continuing operations was $0.17 per fully diluted share, excluding an expense for early extinguishment of debt, up $0.25 from $(0.08) per fully diluted share in 2005

•	EBITDA from continuing operations increased 20.2% to $27.9 million, excluding an expense for early extinguishment of debt

•	Including the expense for early extinguishment of debt, reported net loss from continuing operations was $0.5 million, reported EPS from continuing operations was $(0.03) per fully diluted share and reported EBITDA from continuing operations was $22.6 million
Significant Events in 2006
•	Completed the largest room renovation program in company history

•	Completed public offering of 5.8 million shares of common stock, generating gross proceeds of $64.3 million

•	Obtained a new $50 million revolving credit facility

•	Repaid approximately $59.1 million of debt

•	Divested non-core real estate management business

•	Completed the sale of three non-core hotels for $15.8 million of proceeds
Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation, said, “Red Lion posted exceptional results in 2006, with strong EBITDA growth driven by significant increases in RevPAR and a strong improvement in direct hotel operating margin. We completed extensive room renovations at our hotels and enhanced our capital structure through the combination of successfully completing a follow-on equity offering, and subsequently repaying expensive debt and obtaining a new credit facility. These accomplishments have elevated the Red Lion brand and laid the foundation for our long term goal of expansion into new markets. As we enter 2007, the Red Lion brand and the company’s financial position are both stronger than ever.”
The company’s total revenues from continuing operations during the quarter were $39.5 million, up 5.7% from the same quarter of 2005. Revenues in the hotel segment were up 6.7% over the prior year period to $35.6 million. Franchise and management revenues increased to $0.8 million. Revenues in the entertainment segment declined to $2.4 million.
In the fourth quarter, the company listed for sale its Lincoln Plaza office and retail complex in Spokane, Washington, including the 110,000 square foot Lincoln Building, the 43,000 square foot Grant Building and associated underground parking. These assets have been reclassified as held for sale on the company’s balance sheet and are now included in discontinued operations. Revenues from the company’s remaining non-core commercial real estate activities are now classified under other revenues.
In the fourth quarter, the company recorded a net gain of $0.5 million from the early extinguishment of debt, primarily related to an incentive achieved for meeting development targets in connection with the renovation and expansion of a hotel. Excluding the after-tax impact of the net gain related to this early extinguishment of debt, EBITDA from continuing operations in the fourth quarter increased 6.9% to $3.8 million, and net loss from continuing operations improved to $1.4 million, or $0.07 per fully diluted share, compared to a net loss of $1.7 million, or $0.13 per share in the prior year period. Reported EBITDA from continuing operations for the quarter was $4.3 million, and reported net loss from continuing operations was $1.1 million or $0.06 per fully diluted share. Overall reported net loss was $1.1 million or $0.06 per share.
The company’s total revenues from continuing operations for the year ended December 31, 2006, were $170.4 million, up 4.5% from 2005. In 2006, the company recorded a net expense of $5.3 million for the early extinguishment of debt primarily related to the repayment of debt secured by one of its hotels and the required repayment of debentures in connection with its public offering.

Excluding the after-tax impact of this net expense related to the early extinguishment of debt, EBITDA from continuing operations in 2006 increased 20.2% to $27.9 million, and net income from continuing operations increased to $2.9 million, or $0.17 per fully diluted share, compared to a net loss from continuing operations of $1.0 million, or $0.08 per fully diluted share, in 2005. Reported EBITDA from continuing operations for 2006 was $22.6 million, and reported net loss from continuing operations was $0.5 million, or $0.03 per fully diluted share. Overall reported net loss was $0.6 million, or $0.03 per fully diluted share.
Hotel Operations
In the fourth quarter of 2006, RevPAR for comparable system-wide hotels increased 7.4% over the same quarter of the previous year, to $41.16. This increase was primarily the result of an 8.7% increase in ADR to $79.90. Average occupancy declined 0.7 percentage points to 51.5%, from 52.2 % in the 2005 period.
RevPAR from continuing hotel operations at the company’s owned and leased hotels increased 8.1% in the fourth quarter of 2006, driven by an increase of 11.7% in ADR and offset by a 1.7 percentage point decrease in occupancy. During the quarter, the company continued to transition from lower rate volume and contract business to higher rate and more profitable corporate, transient and group business.
Revenues from continuing operations for owned and leased hotels increased 6.7% to $35.6 million during the fourth quarter of 2006. This increase was primarily driven by an 8.9% increase in hotel room revenues, as well as a 5.4% increase in food and beverage revenues. The hotels segment direct operating profit increased $0.6 million, or 11.6%, to $5.3 million in the fourth quarter of 2006.
“In 2006, we completed the largest room renovation initiative in the history of the company, on time and with minimal disruption. This led to solid organic growth in our hotel operations,” commented John Taffin, Executive Vice President, Hotel Operations. “In 2007, our key objectives are to complete renovations of public guest contact areas, fully implement our upscale brand standards at all of our franchised hotels and expand the Red Lion network of hotels into new markets.”
For the full year 2006, RevPAR for comparable system-wide hotels increased 7.9% over 2005, to $48.54. This increase was primarily the result of a 9.2% increase in ADR to $81.33. Average occupancy declined 0.7 percentage points to 59.7%, from 60.4 % in 2005.
RevPAR from continuing hotel operations at the company’s owned and leased hotels increased 7.2% in 2006, driven by an increase of 11.9% in ADR and offset by a 2.6 percentage point decrease in occupancy. Occupancy in 2006 includes the impact of displacement due to the large number of rooms out of service for renovations in the first two quarters of the year.
Revenues from continuing operations for owned and leased hotels increased 5.9% to $154.8 million during 2006. The hotels segment direct operating profit increased $4.5 million, or 16.2%, to $32.7 million in 2006. Direct operating margin for the hotels segment improved 190 basis points to 21.1% in 2006 from 19.2% in 2005.

2006 Highlights and Key Events
In 2006, the company achieved the following goals in furtherance of its growth and business strategies:
Disposition of Non-Core Hotels
In 2006, the company completed the sale of the Red Lion Hotel Hillsboro in Hillsboro, Oregon, the Red Lion Hotel in Idaho Falls, Idaho and the WestCoast Ridpath Hotel in Spokane, Washington. The company received $15.8 million in aggregate proceeds from these sales. The total sale proceeds from the company’s previously announced disposition program now stands at $68.8 million. In connection with these hotel sales, Red Lion has paid off a total of $20.0 million in associated secured debt. The net proceeds were used to fund the company’s extensive hotel renovation program. The company continues to actively pursue the disposition of one remaining non-core hotel and surplus undeveloped land previously identified as assets held for sale.
Divestiture of Non-Core Business Segment
On April 30, 2006, the company divested the real estate management portion of its real estate division in a tax-free reorganization for gross proceeds of $1.1 million, which resulted in a net gain of approximately $1.0 million. For the full year 2005, the real estate management business contributed $2.3 million and $0.1 million to the company’s revenue and operating income, respectively.
Follow-On Equity Offering
In the second quarter of 2006, the company completed the public offering of 5,845,302 shares of its common stock at a price of $11.00 per share, generating gross proceeds of $64.3 million. In connection with the offering, the company retired $16.1 million of its 9.5% trust preferred securities and used substantially all of the remaining proceeds of the public offering to pay off debt and associated defeasance costs.
Extensive Room Renovations
The company announced at the end of the second quarter that it had substantially completed planned rooms renovations at its hotels. The company is now focused on completing renovations of public guest contact areas such as lobbies and meeting rooms, which it expects to complete in early 2007.
New Acquisition Credit Facility
On September 14, 2006, the company announced the closing of a $50 million revolving credit facility with Calyon Corporate and Investment Bank as Administrative Agent, Key Bank as Documentation Agent, and CIBC, Union Bank of California and Wells Fargo Bank as participants. The company intends to use the credit facility for general corporate purposes and to finance anticipated future growth.
Lincoln Plaza
In the fourth quarter, the company completed renovations at the Lincoln Building, a 110,000 square foot office building and associated underground parking located in downtown Spokane, WA. The company listed for sale the Lincoln Building, along with a neighboring development project, the 43,000 square foot Grant Building and associated underground parking, to take advantage of the current favorable market conditions.
Kalispell Center Complex
In December 2006, the company increased its ownership in the Kalispell Center complex from 50% to 100% through a purchase transaction. The complex includes the Kalispell Center Mall and the Red Lion Kalispell Center Hotel, which was expanded, renovated and rebranded as a Red Lion hotel in June 2006. The hotel features a new lobby, 170 guest rooms and 10,500 square feet of meeting space.
Enhanced Red Lion Brand Standards
In 2006, the company implemented new upscale brand standards that all Red Lion Hotels are required to meet by the end of 2007. These new standards are intended to be consistent with or better than the finishes commonly found in new homes and feature upgrades that include plush pillow top beds, granite vanities and other upscale furnishings and décor throughout guestrooms, lobbies and meeting areas.
Franchise Update
In 2006, the company entered into long term franchise agreements in 2006 for two new full service hotels: the Red Lion Hotel Portland Airport, a fully renovated property that opened in September 2006; and the Red Lion Hotel Baton Rouge, which is currently closed for a multi-million dollar renovation and is expected to open in mid-2007. In October 2006, the owner of a franchised hotel in San Diego, California exercised its option to leave the system in the spring of 2007. Also in 2006, the company entered into long term franchise agreements with three new owners of existing franchised Red Lion Hotels and two new owners of Red Lion Hotels the company sold as part of its non-core hotel disposition program. In each case, the new owners agreed to make significant renovations to the hotel to meet the new Red Lion upscale brand standards. In January 2007, the new owner of the Red Lion Hotel and Casino Elko in Elko, Nevada also entered into a new long-term franchise contract for the property and agreed to a multi-million dollar renovation to meet new brand standards.
Outlook for 2007
The company is currently forecasting RevPAR growth for company owned and leased hotels in the range of 8% to 10% in 2007, driven primarily by anticipated continuing increases in ADR. The company expects direct hotel operating margins in 2007 to continue to improve between 100 and 200 basis points. The company expects EBITDA from continuing operations in 2007 to be in the range of $31 million to $33 million.
“Our achievements in 2006 have further positioned the Red Lion brand for growth. The combination of our upscale brand standards coupled with our enhanced capital structure ideally positions Red Lion to implement its growth strategy. As we move into 2007, we will continue to focus on growing our existing operations by generating organic growth, expanding into new markets and taking advantage of appealing opportunities for new franchises, joint ventures and acquisitions,” Mr. Coffey concluded.

Conference Call
The company will host a conference call at 11:00 a.m. PT (2:00 p.m. ET) on Thursday, February 15, 2007 to discuss financial results for the fourth quarter and year ended December 31, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 762-6568. International callers should dial (480) 248-5088. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:15 p.m. PST on February 15, 2007 through March 15, 2007 at (800) 475-6701 or (320) 365-3844 (International) access code – 862103. The replay will also be available shortly after the call on the Red Lion website for 90 days.
About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale and upscale, full service hotels under its Red Lion® brand. As of December 31, 2006 the RLH hotel network was comprised of 58 hotels located in nine states and one Canadian province, with 10,167 rooms and 506,629 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation	CCG Investor Relations
Julie Langenheim, Investor Relations Manager	Crocker Coulson, President
(509) 777-6322	Elaine Ketchmere, VP Financial Writing
(310) 477-9800
###

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended December 31,
	2006	2005	$ Change	% Change

Revenue:
Hotels	$35,575	$33,339	$2,236	6.7%
Franchise and management	788	632	156	24.7%
Entertainment	2,414	2,581	(167)	-6.5%
Other	715	821	(106)	-12.9%

Total revenues	39,492	37,373	2,119	5.7%

Operating expenses:
Hotels	30,278	28,593	1,685	5.9%
Franchise and management	185	229	(44)	-19.2%
Entertainment	2,047	1,999	48	2.4%
Other	430	769	(339)	-44.1%
Depreciation and amortization	3,718	2,816	902	32.0%
Hotel facility and land lease	1,732	1,719	13	0.8%
Gain on asset dispositions, net	(195)	(183)	(12)	-6.6%
Undistributed corporate expenses	1,430	1,002	428	42.7%

Total expenses	39,625	36,944	2,681	7.3%

Operating income (loss)	(133)	429	(562)	-131.0%

Other income (expense):
Interest expense	(2,428)	(3,421)	993	29.0%
Gain on early extinguishment of debt, net	477	—	477
Minority interest in partnerships, net	13	11	2	18.2%
Other income, net	196	292	(96)	-32.9%

Loss from continuing operations before income taxes	(1,875)	(2,689)	814	30.3%

Income tax benefit	(770)	(1,002)	232	23.2%

Net loss from continuing operations	(1,105)	(1,687)	582	34.5%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $55 and $126	(100)	(231)	131	56.7%
Net gain on disposal of discontinued business units, net of income tax expense of $39 and $577	70	1,045	(975)	-93.3%

Income (loss) from discontinued operations	(30)	814	(844)	-103.7%

Net loss	$(1,135)	$(873)	$(262)	-30.0%

EBITDA (1)	$4,331	$5,094	$(763)	-15.0%
EBITDA as a percentage of revenues (2)	10.8%	12.3%

EBITDA from continuing operations (1)	$4,271	$3,548	$723	20.4%
EBITDA from continuing operations (2) as a percentage of revenues	10.8%	9.5%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $40,043,000 and $41,506,000 for the three months ended December 31, 2006 and 2005, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended December 31,
	2006	2005	$ Change

Earnings per share — basic:
Net loss from continuing operations	$(0.06)	$(0.13)	$0.07
Income from discontinued operations	—	0.06	(0.06)

Net loss	$(0.06)	$(0.07)	$0.01

Earnings per share — diluted: (1)
Net loss from continuing operations	$(0.06)	$(0.13)	$0.07
Income from discontinued operations	—	0.06	(0.06)

Net loss	$(0.06)	$(0.07)	$0.01

Weighted average shares — basic	19,114	13,129
Weighted average shares — diluted	19,114	13,129

	Three months ended December 31,
Key Comparable System-wide Hotel Statistics: (2)	2006	2005	$ Change	% Change

Average occupancy(3)	51.5%	52.2%
ADR(4)	$79.90	$73.49	$6.41	8.7%
RevPAR(5)	$41.16	$38.34	$2.82	7.4%

(1)	For the three months ended December 31, 2006 and 2005, all of the 1,256,874 and 1,219,520 options to purchase common shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the period. Likewise, for the same periods, all of the 142,663 and 286,161 convertible operating partnership (“OP”) units, respectively, were considered anti-dilutive. All convertible debt instruments outstanding at December 31, 2005 were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Year ended December 31,
	2006	2005	$ Change	% Change

Revenue:
Hotels	$154,817	$146,125	$8,692	5.9%
Franchise and management	2,853	2,860	(7)	-0.2%
Entertainment	10,791	9,827	964	9.8%
Other	1,907	4,241	(2,334)	-55.0%

Total revenues	170,368	163,053	7,315	4.5%

Operating expenses:
Hotels	122,150	118,006	4,144	3.5%
Franchise and management	808	652	156	23.9%
Entertainment	9,109	8,395	714	8.5%
Other	1,866	3,523	(1,657)	-47.0%
Depreciation and amortization	12,683	11,083	1,600	14.4%
Hotel facility and land lease	6,895	6,922	(27)	-0.4%
Gain on asset dispositions, net	(1,705)	(1,040)	(665)	-63.9%
Undistributed corporate expenses	5,254	4,063	1,191	29.3%

Total expenses	157,060	151,604	5,456	3.6%

Operating income	13,308	11,449	1,859	16.2%

Other income (expense):
Interest expense	(12,072)	(13,987)	1,915	13.7%
Expense of early extinguishment of debt, net	(5,266)	—	(5,266)
Minority interest in partnerships, net	56	(60)	116	193.3%
Other income, net	1,821	717	1,104	154.0%

Loss from continuing operations before income taxes	(2,153)	(1,881)	(272)	-14.5%

Income tax benefit	(1,633)	(904)	(729)	-80.6%

Net loss from continuing operations	(520)	(977)	457	46.8%

Discontinued operations:
Income from operations of discontinued business units, net of income tax expense of $43 and $917	78	1,725	(1,647)	-95.5%
Net gain (loss) on disposal of discontinued business units, net of income tax expense (benefit) of $(73) and $2,070	(133)	3,747	(3,880)	-103.5%

Income from discontinued operations	(55)	5,472	(5,527)	-101.0%

Net income (loss)	$(575)	$4,495	$(5,070)	-112.8%

EBITDA (1)	$23,133	$33,570	$(10,437)	-31.1%
EBITDA as a percentage of revenues (2)	13.0%	17.8%

EBITDA from continuing operations (1)	$22,602	$23,189	$(587)	-2.5%
EBITDA from continuing operations (2) as a percentage of revenues	13.3%	14.2%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $177,703,000 and $188,172,000 for the year ended December 31, 2006 and 2005, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Year ended December 31,
	2006	2005	$ Change

Earnings per share — basic: (1)
Net loss from continuing operations	$(0.03)	$(0.08)	$0.05
Income from discontinued operations	—	0.42	(0.42)

Net income (loss)	$(0.03)	$0.34	$(0.37)

Earnings per share — diluted: (1)
Net loss from continuing operations	$(0.03)	$(0.08)	$0.05
Income from discontinued operations	—	0.42	(0.42)

Net income (loss)	$(0.03)	$0.34	$(0.37)

Weighted average shares — basic	16,666	13,105
Weighted average shares — diluted	16,666	13,105

	Year ended December 31,
Key Comparable System-wide Hotel Statistics: (2)	2006	2005	$ Change	% Change

Average occupancy(3)	59.7%	60.4%
ADR(4)	$81.33	$74.48	$6.85	9.2%
RevPAR(5)	$48.54	$44.98	$3.56	7.9%

(1)	For the year ended December 31, 2006 and 2005, all of the 1,256,874 and 1,219,520 options to purchase common shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the period. Likewise, for the same periods, all of the 142,663 and 286,161 convertible operating partnership (“OP”) units, respectively, were considered anti-dilutive. All convertible debt instruments outstanding at December 31, 2005 were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data

	December 31,	December 31,
	2006	2005

Assets:
Current assets:
Cash and cash equivalents	$20,897	$28,333
Restricted cash	2,756	3,803
Accounts receivable, net	9,309	8,637
Inventories	1,523	1,712
Prepaid expenses and other	3,907	1,588
Assets held for sale:
Assets of discontinued operations	14,539	28,041
Other assets held for sale	715	715

Total current assets	53,646	72,829

Property and equipment, net	249,860	215,890
Goodwill	28,042	28,042
Intangible assets, net	12,097	12,852
Other assets, net	7,793	14,470

Total assets	$351,438	$344,083

Liabilities:
Current liabilities:
Accounts payable	$8,732	$7,013
Accrued payroll and related benefits	6,058	5,511
Accrued interest payable	422	631
Advance deposits	315	190
Other accrued expenses	10,381	9,284
Long-term debt, due within one year	2,267	3,151
Liabilities of discontinued operations	4,112	7,015
Total current liabilities	32,287	32,795

Long-term debt, due after one year	83,005	118,844
Deferred income	7,017	7,770
Deferred income taxes	14,259	13,420
Minority interest in partnerships	254	2,584
Debentures due Red Lion Hotels Capital Trust	30,825	47,423

Total liabilities	167,647	222,836

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,118,962 and 13,131,282 shares issued and outstanding	191	131
Additional paid-in capital, common stock	147,891	84,832
Retained earnings	35,709	36,284

Total stockholders’ equity	183,791	121,247

Total liabilities and stockholders’ equity	$351,438	$344,083

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Year ended December 31,
	2006	2005
Operating activities:
Net income (loss)	$(575)	$4,495
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,108	11,606
Gain on disposition of property, equipment and other assets, net	(1,704)	(935)
(Gain) loss on disposition of discontinued operations, net	207	(5,714)
Expense of early extinguishment of debt, net	5,266	—
Deferred income tax provision	839	(2,572)
Minority interest in partnerships	(57)	60
Equity in investments	(152)	63
Compensation expense related to stock issuance	700	142
Provision for doubtful accounts	334	466
Change in current assets and liabilities:
Restricted cash	1,047	(2,045)
Accounts receivable	(281)	(686)
Inventories	341	223
Prepaid expenses and other	(2,297)	1,808
Accounts payable	1,430	2,075
Accrued payroll and related benefits	50	930
Accrued interest payable	(241)	(44)
Other accrued expenses and advance deposits	947	2,065

Net cash provided by operating activities	18,962	11,937

Investing activities:
Purchases of property and equipment	(34,851)	(22,724)
Proceeds from disposition of property and equipment	34	4,904
Proceeds from disposition of discontinued operations	13,155	27,892
Proceeds from (advances to) Red Lion Hotels Capital Trust	515	(20)
Distributions from equity investee	—	93
Proceeds from collections under note receivable	—	502
Other, net	(18)	(66)

Net cash provided by (used in) investing activities	(21,165)	10,581

Financing activities:
Proceeds from note payable to bank	—	50
Repayment of note payable to bank	—	(50)
Proceeds from long-term debt	—	7,874
Repayment of long-term debt including expense of early extinguishment	(48,179)	(11,724)
Proceeds from common stock offering	60,420	—
Repayment of debentures including expense of early extinguishment	(17,403)	—
Proceeds from issuance of common stock under employee stock purchase plan	150	152
Proceeds from stock option exercises, including tax benefit	708	71
Distributions to Operating Partnership unit holders	—	(24)
Additions to deferred financing costs	(943)	(374)

Net cash used in financing activities	(5,247)	(4,025)

Net cash in discontinued operations	14	(71)

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(7,436)	18,422
Cash and cash equivalents at beginning of period	28,333	9,911

Cash and cash equivalents at end of period	$20,897	$28,333

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of December 31, 2006

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Owned and Leased Hotels: (1)
Red Lion Hotels	31	5,828	299,328
Other	1	218	14,000

	32	6,046	313,328

Managed Hotels	1	254	36,000
Red Lion Franchised Hotels	25	3,867	157,301

Total	58	10,167	506,629

Total Red Lion Hotels	56	9,695	456,629

	Three months ended December 31, 2006			Three months ended December 31, 2005
	Average			Average
Comparable Hotel Statistics (2)	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels:
Continuing Operations	51.4%	$80.02	$41.16	53.1%	$71.62	$38.06
Discontinued Operations	13.5%	$78.06	$10.50	15.3%	$67.21	10.28

Combined Owned and Leased Hotels	50.1%	$80.01	$40.06	51.8%	$71.57	37.05

System-wide (6)	51.5%	$79.90	$41.16	52.2%	$73.49	$38.34

Red Lion Hotels (7)	51.9%	$78.64	$40.80	52.6%	$72.37	$38.08

Change from comparative period:
Owned and Leased Hotels:
Continuing Operations	(1.7)	11.7%	8.1%
Discontinued Operations	(1.8)	16.1%	2.1%

Combined Owned and Leased Hotels	(1.7)	11.8%	8.1%

System-wide (6)	(0.7)	8.7%	7.4%

Red Lion Hotels (7)	(0.7)	8.7%	7.1%

	Year ended December 31, 2006			Year ended December 31, 2005
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels:
Continuing Operations	59.2%	$82.55	$48.89	61.8%	$73.76	$45.61
Discontinued Operations	28.0%	$79.17	$22.18	30.6%	$75.12	$23.02

Combined Owned and Leased Hotels	58.1%	$82.49	$47.92	60.7%	$73.79	$44.79

System-wide (6)	59.7%	$81.33	$48.54	60.4%	$74.48	$44.98

Red Lion Hotels (7)	60.1%	$80.24	$48.19	60.8%	$73.41	$44.61

Change from comparative period:
Owned and Leased Hotels:
Continuing Operations	(2.6)	11.9%	7.2%
Discontinued Operations	(2.6)	5.4%	-3.6%

Combined Owned and Leased Hotels	(2.6)	11.8%	7.0%

System-wide (6)	(0.7)	9.2%	7.9%

Red Lion Hotels (7)	(0.7)	9.3%	8.0%

(1)	Statistics include one hotel identified as a discontinued business unit, with 218 rooms and 14,000 square feet of meeting space.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. Includes three hotels classified as discontinued operations.

(7)	Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. Includes one hotel classified as a discontinued operation.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
During the year ended December 31, 2006 we recorded charges for early extinguishment of debt totaling $5,786,000 in connection with our repayment of long-term term debt, our retirement of certain debentures and our cancellation of a credit agreement. In addition, the company recorded a gain of $0.5 million from the early extinguishment of debt, related to an incentive achieved for meeting development targets in connection with the renovation and expansion of a hotel. As a result, the operations as presented in the accompanying financial statements may not reflect a meaningful comparison of continuing operations. The following table represents a reconciliation of certain earnings measures from continuing operations before special items to earnings from continuing operations after special items.

	Three months ended December 31, 2006			Three months ended December 31, 2005
	Net Loss	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$(1,413)	$3,794	$(0.07)	$(1,687)	$3,548	$(0.13)

Special items:
Gain on early extinguishment of debt, net (1)	477	477	0.02	—	—	—
Income tax benefit of special items (2)	(169)	—	(0.01)	—	—	—

Amount per consolidated statement of operations	$(1,105)	$4,271	$(0.06)	$(1,687)	$3,548	$(0.13)

Change from the comparative period:
Amount before special items	16.3%	6.9%	46.2%
Amount per consolidated statement of operations	34.5%	20.4%	53.8%

	Year ended December 31, 2006			Year ended December 31, 2005
	Net Income (Loss)	EBITDA	Diluted EPS	Net Income (Loss)	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$2,877	$27,868	$0.17	$(977)	$23,189	$(0.08)

Special items:
Expense of early extinguishment of debt, net (1)	(5,266)	(5,266)	(0.32)	—	—	—
Income tax benefit of special items (2)	1,869	—	0.12	—	—	—

Amount per consolidated statement of operations	$(520)	$22,602	$(0.03)	$(977)	$23,189	$(0.08)

Change from the comparative period:
Amount before special items	394.4%	20.2%	312.5%
Amount per consolidated statement of operations	46.8%	-2.5%	62.5%

(1)	Line item as presented on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.
In the fourth quarter of 2006, the company listed for sale the Lincoln Plaza complex in Spokane, Washington. This business unit has been reclassified as a discontinued operation on the accompanying balance sheet for all periods presented and is now included in discontinued operations on the statement of operations for all periods presented. The following table summarizes the impact on the statement of operations of the reclassification of the Lincoln Plaza complex and the aggregation of the remaining Real Estate operations in to “Other” for 2006 and 2005:

	Year ended December 31, 2006			Year ended December 31, 2005
	Lincoln Plaza	Remaining Real		Lincoln Plaza	Remaining Real
	Complex to	Estate Segment	Net	Complex to	Estate Segment	Net
	Discontinued	Business Units	Impact on	Discontinued	Business Units	Impact on
	Operations	to Other	Operations	Operations	to Other	Operations

Impact on:
Revenues
Real estate segment	$(1,008)	$(808)	$(1,816)	$(1,100)	$(3,050)	$(4,150)
Other segment	—	808	808	—	3,050	3,050

	(1,008)	—	(1,008)	(1,100)	—	(1,100)
Operating expenses
Real estate segment	(689)	(768)	(1,457)	(719)	(2,595)	(3,314)
Other segment	—	768	768	—	2,595	2,595

	(689)	—	(689)	(719)	—	(719)
Depreciation and amortization	(418)	—	(418)	(402)	—	(402)
Interest expense	(69)	—	(69)	(232)	—	(232)
Other income (expense)	—	—	—	(6)	—	(6)
Income tax benefit	60	—	60	92	—	92

Income from operations of
discontinued business units	$(108)	$—	$(108)	$(167)	$—	$(167)

Impact on EBITDA from continuing operations	(319)	—	(319)	(375)	—	(375)

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) for the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
EBITDA from continuing operations	$4,271	$3,548	$22,602	$23,189
Income tax benefit — continuing operations	770	1,002	1,633	904
Interest expense — continuing operations	(2,428)	(3,421)	(12,072)	(13,987)
Depreciation and amortization — continuing operations	(3,718)	(2,816)	(12,683)	(11,083)

Net loss from continuing operations	(1,105)	(1,687)	(520)	(977)
Income (loss) from discontinued operations	(30)	814	(55)	5,472

Net income (loss)	$(1,135)	$(873)	$(575)	$4,495

EBITDA	$4,331	$5,094	$23,133	$33,570
Income tax (expense) benefit	786	578	1,663	(2,083)
Interest expense	(2,426)	(3,604)	(12,263)	(15,386)
Depreciation and amortization	(3,826)	(2,941)	(13,108)	(11,606)

Net income (loss)	$(1,135)	$(873)	$(575)	$4,495

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.